Exhibit 99

District Court Issues Final Judgment - Retractable Technologies, Inc., et. al. v. Becton, Dickinson and Co.

LITTLE ELM, Texas, January 21, 2015—Retractable Technologies, Inc. (NYSE MKT: RVP), (“RTI”) announced today that on January 15, 2015 Judge Leonard Davis of the United States District Court for the Eastern District of Texas issued the Court’s FINAL JUDGMENT  regarding RTI’s suit against Becton, Dickinson and Co. (“BD”).

The Court issued the following Final Judgment:

1.              BD attempted to monopolize the safety syringe market.

2.              BD committed false advertising under the Lanham Act.

3.              RTI recovers from BD $340,524,042.00.

4.              RTI recovers from BD its attorneys’ fees in the amount of $11,722,823.20.

5.              RTI is further awarded pre-judgment interest, post-judgment interest, and costs.

6.              The Court GRANTS injunctive relief consistent with its prior orders.

In its prior order on November 10, 2014, the Court ordered the following injunctive relief:

1. BD shall not advertise or otherwise state in its marketing activities that BD safety syringes have the “World’s Sharpest Needle” or any similar assertion of superiority in sharpness, or reduced patient pain as a result of needle sharpness, for a period of five years from this Order.

2. BD shall notify all customers who purchased BD syringe products from July 2, 2004 to the date of this Order that BD wrongfully claimed that its syringe needles were sharper than competitors’, including RTI’s, and that its statement that it had “data on file” proving the sharpness claim was false and misleading.

3. BD shall notify all employees, customers, distributors, Group Purchasing Organizations, and government agencies that: (1) the dead space of the VanishPoint syringe has been within the ISO standard of 0.07 mL dating back to at least July of 2004; (2) that BD overstated the dead space of the VanishPoint syringe to represent that it was higher than BD’s conventional syringe, Safety-Lok, SafetyGlide, and Eclipse products when it was actually less than all of those products and (3) that BD’s statement that data on file was false and misleading. In addition, BD shall post the notice on its web site where information regarding syringes is presented and shall maintain such notice on its web site for a period of 3 years.

4. BD shall not advertise or otherwise allege in its marketing activities that its syringe products save medication as compared to Retractable’s VanishPoint syringes for a period of 3 years. BD shall destroy all marketing, training, and sales materials that currently include such allegations.

5. BD shall notify all of its employees, customers, distributors, Group Purchasing Organizations, and government agencies that its web site, cost calculator, printed materials and oral representations alleging that BD’s syringes save medication as compared to Retractable’s VanishPoint syringe were based on false and inaccurate measurements of Retractable’s VanishPoint. In addition, BD shall post this notice on its web site where information regarding syringes is presented and shall maintain such notice on its web site for a period of 3 years.

6. BD shall implement a comprehensive training program for its employees and distributors that specifically instructs employees and distributors not to use old marketing materials and not to make false representations regarding Retractable’s VanishPoint syringes.”

Subsequently on January 14, 2015, the Court entered an Order stating that it “originally gave BD 66 days to comply with the injunction. However…the Court extended the deadline an additional 30 days…Pending the appeal of this matter in its entirety, BD is not required to send the mandatory disclosure to end users who have purchased syringes from July 2, 2004 to the date of the Injunction Order, November 10, 2014.  This includes entities such as hospitals, clinics, and other healthcare providers that do not resell the syringes in the ordinary course of business. However, BD SHALL send the mandatory disclosures to its employees, customers, distributors, and Group Purchasing Organizations. This includes any entity who in the normal course of business resells the syringe, or any entity whose normal course of business is to publicly disseminate BD advertisements. BD SHALL comply with the injunction in all other regards no later than February 14, 2015.”

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the continuing interest of larger market players, specifically BD, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer